DELOITTE & TOUCHE LLP/LOGO/
Suite 3600
555 Seventeenth Street
Denver, Colorado 80202-3942
Telephone: (303)292-5400
Facsimile: (303)312-4000

To the Board of Trustees of
Oppenheimer Limited-Term Government Fund:

In planning and performing our audit of the financial statements of Oppenheimer Limited-Term Government Fund (Fund) for the year ended September 30, 1997 (on which we have issued our report dated October 21, 1997), we considered its internal control, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 1997.

This report is intended solely for the information and use of management, the Board of Trustees and the Securities and Exchange Commission.

Yours truly,


/s/Deloitte & Touche LLP

October 21, 1997

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DELOITTE TOUCHE
TOHMATSU
INTERNATIONAL
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